Exhibit 99.1

Staples, Inc. Announces Second Quarter 2011 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 17, 2011--Staples, Inc. (Nasdaq: SPLS) announced today the results for its second quarter ended July 30, 2011. Total company sales for the second quarter of 2011 increased 5.2 percent to $5.8 billion compared to the second quarter of 2010. Net income for the second quarter of 2011 increased 36 percent year over year to $176 million, and diluted earnings per share, on a GAAP basis, increased 39 percent to $0.25 from $0.18 in the second quarter of 2010.

Adjusted diluted earnings per share of $0.22 for the second quarter of 2011 increased 10 percent compared to adjusted diluted earnings per share of $0.20 achieved in the second quarter of 2010. These adjusted results exclude a $21 million cash tax refund during the second quarter of 2011 and pre-tax integration and restructuring expense of $22 million during the second quarter of 2010.

“Our second quarter results show that our team’s hard work continues to pay off,” said Ron Sargent, Staples’ chairman and chief executive officer. “Our core business is solid, our growth initiatives are building momentum, and we delivered better than expected earnings and cash flows.”

On a GAAP basis, second quarter 2011 operating income rate decreased 7 basis points to 4.78 percent compared to the second quarter of 2010. Excluding the impact of integration and restructuring expense in the prior year period, second quarter 2011 operating income rate decreased 46 basis points to 4.78 percent. This decrease primarily reflects investments in labor and marketing in North America to support growth initiatives, partially offset by improved product margins in North America and reduced overhead in the European Office Products business.

The company’s effective tax rate for the second quarter of 2011 was 25.7 percent, compared to 37.5 percent for the second quarter of 2010. The decrease in the effective tax rate was due to the collection of tax receivables in the International business during the second quarter of 2011, as well as the renewal of tax provisions during the fourth quarter of 2010 that allow for the deferral of income tax on certain foreign earnings. The tax receivables collected in the second quarter of 2011 were related to the Corporate Express business in Europe.

The company generated operating cash flow of $302 million and invested $164 million in capital expenditures year to date, resulting in free cash flow of $138 million for the first half of 2011. At the end of the second quarter, the company had $1.8 billion in liquidity, including $823 million in cash and cash equivalents.

The company repurchased 12 million shares of its stock for $199 million during the second quarter and has repurchased 19 million shares for $346 million year to date.

North American Delivery

North American Delivery sales for the second quarter of 2011 were $2.4 billion, an increase of 3.1 percent compared to the second quarter of 2010. The top line benefited from double digit sales growth in facilities and breakroom supplies, strong customer acquisition, and the favorable impact of foreign exchange rates. Operating income rate decreased 33 basis points to 8.42 percent compared to the second quarter 2010. This decrease primarily reflects increased labor to support growth initiatives, higher fuel costs, and investments in website development and other information systems, partially offset by reduced marketing expenses and improvements in supply chain.

North American Retail

North American Retail sales for the second quarter of 2011 were $2.0 billion, an increase of 1.7 percent in U.S. dollars and 0.1 percent on a local currency basis compared to the second quarter of 2010. Second quarter 2011 comparable store sales were flat versus the second quarter of 2010, reflecting a one percent decrease in customer traffic, offset by a one percent increase in average order size. Operating income rate decreased 23 basis points to 5.03 percent compared to the second quarter of 2010. This primarily reflects higher marketing and labor expense to drive growth in Copy & Print and technology solutions, partially offset by improved product margins and reduced rent and occupancy costs. The company opened four stores and closed two stores in the U.S. and opened four stores in Canada, ending the second quarter of 2011 with 1,907 stores in North America.

International

International sales for the second quarter of 2011 were $1.3 billion, an increase of 15.2 percent in U.S. dollars, and a decrease of 0.1 percent on a local currency basis compared to the second quarter of 2010. Mid single-digit sales growth in the European Delivery business was offset by a five percent decrease in comparable store sales in Europe, as well as weak sales in the Printing Systems Division. Operating income rate increased 7 basis points to 1.24 percent compared to the second quarter of 2010. This increase primarily reflects strong general and administrative expense controls in Europe, offset by deleverage in supply chain and labor expense in European Delivery and Australia. The company opened one store in Germany and closed one store in China during the second quarter of 2011. The International business ended the quarter with 378 stores.

Outlook

For the third quarter of 2011, the company expects sales to increase in the low single-digits compared to the same period of 2010 and expects to achieve diluted earnings per share on a U.S. GAAP basis in the range of $0.46 to $0.48. For the full year 2011, the company expects sales to increase in the low single-digits compared to 2010 and expects to achieve diluted earnings per share on a U.S. GAAP basis in the range of $1.42 to $1.48. Excluding the tax refund in the second quarter of approximately $21 million, or $0.03 per share, the company expects to achieve adjusted diluted earnings per share for the full year in the range of $1.39 to $1.45. Staples now anticipates its effective tax rate for the full year will be 34 percent, excluding the second quarter tax refund.

In 2011, the company expects to generate more than $1 billion of free cash flow after spending approximately $400 million in capital expenditures for investments in growth initiatives, systems, the integration of distribution networks in North America and Europe, remodels, and new stores.

Presentation of Non-GAAP Information

This press release presents certain results both with and without the integration and restructuring expense associated with Corporate Express in 2010, certain results for 2010 and 2011 both with and without the impact of fluctuations in foreign currency exchange rates, and certain results with and without the impact of the tax refund in 2011. The presentation of results that excludes these items, as well as the presentation of free cash flow, are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. Management believes that the non-GAAP financial measures presented provide a meaningful comparison to prior periods because the adjustments do not affect the on-going operations of the combined businesses. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for the limitations resulting from the exclusion of these items by considering the impact of these items separately in GAAP as well as non-GAAP results. In addition, Management presents the most comparable GAAP measures ahead of non-GAAP measures and provides a reconciliation that indicates and describes the adjustments made.

Today's Conference Call

The company will host a conference call today at 9:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples is the world’s largest office products company and a trusted source for office solutions. The company provides products, services and expertise in office supplies, copy & print, technology, facilities and breakroom, and furniture. Staples invented the office superstore concept in 1986 and now has annual sales of $25 billion, ranking second in the world in eCommerce sales. With 90,000 associates worldwide, Staples operates in 26 countries throughout North and South America, Europe, Asia and Australia, making it easy for businesses of all sizes and consumers. The company is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com/media.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance. Any statements contained in this news release that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative of affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: global economic conditions could adversely affect our business and financial performance; our market is highly competitive and we may not be able to continue to compete successfully; our growth may strain our operations; we may be unable to continue to enter new markets successfully; our expanding international operations expose us to risk inherent in foreign operations; our effective tax rate may fluctuate; fluctuations in foreign exchange rates could lead to lower earnings; we may be unable to attract and retain qualified associates; our quarterly operating results are subject to significant fluctuation; if we are unable to manage our debt, it could materially harm our business and financial condition and restrict our operating flexibility; our business may be adversely affected by the actions of and risks associated with our third party vendors; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property and product liability claims; problems in our information systems and technologies may disrupt our operations; compromises of our information systems or unauthorized access to confidential information or our customers’ or associates’ personal information may materially harm our business or damage our reputation; various legal proceedings, third party claims, investigations or audits may adversely affect our business and financial performance; and those factors discussed or referenced in our most recent quarterly report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Financial information follows.

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands, Except Share Data)
(Unaudited)

	July 30, 2011	January 29, 2011

ASSETS
Current assets:
Cash and cash equivalents	$823,124	$1,461,257
Receivables, net	1,965,860	1,970,483
Merchandise inventories, net	2,683,876	2,359,173
Deferred income tax assets	293,710	295,232
Prepaid expenses and other current assets	418,845	382,022
Total current assets	6,185,415	6,468,167

Property and equipment:
Land and buildings	1,079,954	1,064,981
Leasehold improvements	1,374,242	1,328,397
Equipment	2,336,928	2,287,505
Furniture and fixtures	1,074,943	1,032,502
Total property and equipment	5,866,067	5,713,385
Less accumulated depreciation and amortization	3,735,916	3,565,614
Net property and equipment	2,130,151	2,147,771

Intangible assets, net of accumulated amortization	500,107	522,722
Goodwill	4,171,531	4,073,162
Other assets	694,016	699,845
Total assets	$13,681,220	$13,911,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,300,633	$2,208,386
Accrued expenses and other current liabilities	1,274,667	1,497,851
Debt maturing within one year	360,725	587,356
Total current liabilities	3,936,025	4,293,593

Long-term debt	1,930,616	2,014,407
Other long-term obligations	694,927	652,486

Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	-	-
Common stock, $.0006 par value, 2,100,000,000 shares authorized;
issued 918,499,281 shares at July 30, 2011 and 908,449,980 shares at January 29, 2011	551	545
Additional paid-in capital	4,447,869	4,334,735
Accumulated other comprehensive income (loss)	90,056	(96,933)
Retained earnings	6,726,380	6,492,340
Less: treasury stock at cost, 208,275,541 shares at July 30, 2011
and 187,536,869 shares at January 29, 2011	(4,152,180)	(3,786,977)
Total Staples, Inc. stockholders' equity	7,112,676	6,943,710
Noncontrolling interests	6,976	7,471
Total stockholders' equity	7,119,652	6,951,181
Total liabilities and stockholders' equity	$13,681,220	$13,911,667

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Sales	$5,819,612	$5,534,240	$11,992,550	$11,592,035
Cost of goods sold and occupancy costs	4,279,232	4,071,532	8,815,777	8,510,272
Gross profit	1,540,380	1,462,708	3,176,773	3,081,763

Operating and other expenses:
Selling, general and administrative	1,246,047	1,158,025	2,516,821	2,378,493
Amortization of intangibles	16,194	14,886	33,486	30,285
Integration and restructuring costs	-	21,644	-	42,526
Total operating and other expenses	1,262,241	1,194,555	2,550,307	2,451,304

Operating income	278,139	268,153	626,466	630,459

Other (expense) income:
Interest income	1,519	1,891	3,978	3,662
Interest expense	(41,885)	(53,169)	(90,678)	(108,643)
Other expense	(369)	(4,604)	(557)	(5,235)
Consolidated income before income taxes	237,404	212,271	539,209	520,243
Income tax expense	61,104	79,602	165,227	195,092
Consolidated net income	176,300	132,669	373,982	325,151
(Loss) income attributed to noncontrolling interests	(138)	2,913	(701)	6,625
Net income attributed to Staples, Inc.	$176,438	$129,756	$374,683	$318,526

Earnings Per Share:
Basic earnings per common share	$0.25	$0.18	$0.53	$0.44
Diluted earnings per common share	$0.25	$0.18	$0.53	$0.44

Dividends declared per common share	$0.10	$0.09	$0.20	$0.18

Weighted average shares outstanding:
Basic	698,917,409	719,485,888	702,617,764	719,140,537
Diluted	708,671,474	729,735,085	713,037,114	730,942,077

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollar Amounts in Thousands)
(Unaudited)

	26 Weeks Ended
	July 30, 2011	July 31, 2010

Operating Activities:
Consolidated net income, including (loss) income from the noncontrolling interests	$373,982	$325,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	245,036	247,965
Stock-based compensation	81,470	69,629
Excess tax benefits from stock-based compensation arrangements	(942)	-
Deferred income tax expense	54,170	6,209
Other	9,901	(1,904)
Changes in assets and liabilities:
Decrease in receivables	58,957	15,993
Increase in merchandise inventories	(276,649)	(253,211)
Increase in prepaid expenses and other assets	(38,399)	(77,651)
Increase in accounts payable	45,794	80,583
Decrease in accrued expenses and other liabilities	(264,790)	(237,590)
Increase in other long-term obligations	13,634	70,252
Net cash provided by operating activities	302,164	245,426

Investing Activities:
Acquisition of property and equipment	(164,149)	(150,719)
Acquisition of businesses, net of cash acquired	-	(39,270)
Net cash used in investing activities	(164,149)	(189,989)

Financing Activities:
Proceeds from the exercise of stock options and the sale of stock under employee stock purchase plans
	31,559	38,443
Proceeds from issuance of commercial paper, net of repayments	254,926	-
Proceeds from borrowings	118,174	95,889
Payments on borrowings, including payment of deferred financing fees	(698,631)	(113,327)
Purchase of noncontrolling interest	-	(345,963)
Cash dividends paid	(140,643)	(130,100)
Excess tax benefits from stock-based compensation arrangements	942	-
Purchase of treasury stock, net	(365,203)	(128,745)
Net cash used in financing activities	(798,876)	(583,803)

Effect of exchange rate changes on cash and cash equivalents	22,728	(15,493)

Net decrease in cash and cash equivalents	(638,133)	(543,859)
Cash and cash equivalents at beginning of period	1,461,257	1,415,819
Cash and cash equivalents at end of period	$823,124	$871,960

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Sales:
North American Delivery	$2,433,217	$2,359,427	$4,944,863	$4,822,081
North American Retail	2,045,143	2,010,549	4,373,228	4,322,759
International Operations	1,341,252	1,164,264	2,674,459	2,447,195
Total segment sales	$5,819,612	$5,534,240	$11,992,550	$11,592,035

Business Unit Income:
North American Delivery	$204,765	$206,421	$401,615	$409,937
North American Retail	102,872	105,694	280,221	282,243
International Operations	16,576	13,546	26,100	50,434
Business unit income	324,213	325,661	707,936	742,614
Stock-based compensation	(46,074)	(35,864)	(81,470)	(69,629)
Interest and other expense, net	(40,735)	(55,882)	(87,257)	(110,216)
Integration and restructuring costs	-	(21,644)	-	(42,526)
Consolidated income before income taxes	$237,404	$212,271	$539,209	$520,243

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures
(Dollar Amounts in Thousands)
(Unaudited)

			13 Weeks Ended
			July 30, 2011
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$1,262,241	$278,139	$237,404	$61,104	$176,438
Tax refund	-	-	-	20,800	(20,800)
Non-GAAP, as adjusted	$1,262,241	$278,139	$237,404	$81,904	$155,638

			13 Weeks Ended
			July 31, 2010
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$1,194,555	$268,153	$212,271	$79,602	$129,756
Integration and restructuring costs	(21,644)	21,644	21,644	8,116	13,528
Non-GAAP, as adjusted	$1,172,911	$289,797	$233,915	$87,718	$143,284

			26 Weeks Ended
			July 30, 2011
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$2,550,307	$626,466	$539,209	$165,227	$374,683
Tax refund	-	-	-	20,800	(20,800)
Non-GAAP, as adjusted	$2,550,307	$626,466	$539,209	$186,027	$353,883

			26 Weeks Ended
			July 31, 2010
	Operating expenses	Operating income	Consolidated income before income taxes	Income tax expense	Net income attributed to Staples, Inc.
GAAP, as reported	$2,451,304	$630,459	$520,243	$195,092	$318,526
Integration and restructuring costs	(42,526)	42,526	42,526	15,947	26,579
Non-GAAP, as adjusted	$2,408,778	$672,985	$562,769	$211,039	$345,105

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth
(Unaudited)

	13 Weeks Ended July 30, 2011
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Delivery	3.1%	(0.6%)	2.5%
North American Retail	1.7%	(1.6%)	0.1%
International Operations	15.2%	(15.3%)	(0.1)%
Total sales	5.2%	(4.1%)	1.1%

	26 Weeks Ended July 30, 2011
	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Delivery	2.5%	(0.5)%	2.0%
North American Retail	1.2%	(1.4)%	(0.2)%
International Operations	9.3%	(10.5)%	(1.2)%
Total sales	3.5%	(3.0)%	0.5%

This presentation refers to growth rates in local currency so that business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Staples' business performance. To present this information, current period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the prior year average monthly exchange rates.

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of Operating Cash Flow to Free Cash Flow
(Dollar Amounts in Thousands)
(Unaudited)

	26 Weeks Ended
	July 30, 2011	July 31, 2010

Net cash provided by operating activities	$302,164	$245,426
Acquisition of property and equipment	(164,149)	(150,719)
Free cash flow	$138,015	$94,707

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the company's ability to generate cash and invest in its business.

CONTACT:
Staples, Inc.
Media Contact:
Owen Davis, 508-253-8468
or
Investor Contact:
Laurel Lefebvre/Kevin Barry
508-253-4080/1487